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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-115579, 333-59636, 333-41348 and 333-41288), Registration Statement No. 333-116379 on Form S-4 and Registration Statements on Form S-3 (Nos. 333-104124, 333-37994, 333-69578 and 333-86606), of our reports dated February 27, 2006, relating to the consolidated financial statements of Janus Capital Group Inc. (which report expresses an unqualified opinion) and management's report on the effectiveness of internal control over financial reporting of Janus Capital Group Inc., appearing in this Annual Report on Form 10-K of Janus Capital Group Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP
Denver, Colorado
February 27, 2006

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  Exhibit 23.1